Exhibit 10.2

Execution Version

THIRD AMENDMENT TO SECOND

AMENDED AND RESTATED MULTI-CURRENCY NOTE PURCHASE

AND PRIVATE SHELF AGREEMENT

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED MULTICURRENCY NOTE PURCHASE AND PRIVATE SHELF AGREEMENT, dated as of May 24, 2021 (this “Agreement”), is among MSA SAFETY INCORPORATED, a Pennsylvania corporation (the “Company”), each of the Guarantors signatory hereto, PGIM, INC. (“Prudential”) and each of the holders of Notes (as defined below) (collectively, the “Noteholders”).

RECITALS;

A.

The Company, Mine Safety Appliances Company, LLC, a Pennsylvania limited liability company (“MSA”), Prudential and the Noteholders previously entered into that certain Second Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement, dated as of January 22, 2016 (as amended and restated by that certain First Amendment to Second Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement dated as of September 7, 2018 (the “First Amendment”) and as further amended by that certain Second Amendment to Second Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement dated as of January 14, 2020 (the “Second Amendment”) and in effect immediately prior to giving effect to this Agreement, the “Existing Shelf Agreement” and as amended by this Agreement and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Shelf Agreement”), pursuant to which the Company (i) previously issued and sold to certain of the Noteholders $100,000,000 in aggregate principal amount of its 4.00% Amended and Restated Series A Senior Notes due October 13, 2021 (as the same may be amended, restated, supplemented or modified from time to time, collectively, the “Series A Notes”), (ii) previously issued and sold to certain of the Noteholders £54,945,054.94 in aggregate principal amount of its 3.40% Series B Senior Notes due January 22, 2031 (as the same may be amended, restated, supplemented or modified from time to time, collectively, the “Series B Notes”), and (iii) authorized the issuance and sale from time to time (within limits prescribed by Prudential under the Existing Shelf Agreement) of up to $150,000,000 (including the equivalent in Applicable Currencies as determined in accordance with Section 3.2(a) of the Existing Shelf Agreement) in aggregate principal amount of its additional senior promissory notes (as the same may be amended, restated, supplemented or modified from time to time, collectively, the “Shelf Notes” and together with the Series A Notes and the Series B Notes, collectively, the “Notes”) (the “Facility”).

B.

Pursuant to the terms of the First Amendment, MSA was previously released (1) as a Guarantor under that certain Note Guarantee, dated as of March 7, 2014, in favor of the Noteholders and (2) as a party to the Shelf Agreement and the Intercompany Subordination Agreement, and has ceased to be an Obligor.

C.

The Company desires to, among other things, increase the amount of the Facility, permit Shelf Notes under the Facility to be redrawn and extend the period during which Shelf Notes may be issued and sold pursuant to the Shelf Agreement.

D.

The Company has informed Prudential and the Noteholders that (i) the Shared Services Agreement (as defined in the Existing Shelf Agreement) has been amended and restated in its entirety and replaced by that certain Amended and Restated Shared Services Agreement, dated as of October 1, 2020, by and among MSAW, MSA, the Company, General Monitors, Inc., MTL, MIL, Safety io, LLC, MSA Safety Pittsburgh, MSA Safety Sales, Globe Holding Company, LLC, Globe Manufacturing Company, LLC, Globe Cares, LLC, and Sierra Monitor Corporation (“Amended and Restated Shared Services Agreement”), and (ii) the Intercompany Sales Agreement (as defined in the Existing Shelf Agreement) has been amended and restated in its entirety and replaced by that certain Amended and Restated Intercompany Sales and Licensing Agreement, dated as of October 1, 2020, by and among by and among MSA, MSA Safety Pittsburgh, MTL, General Monitors, Inc. and MSA Safety Sales (“Amended and Restated Intercompany Sales Agreement”).

E.

On the date hereof, the Company and certain of its Subsidiaries are entering into that certain Fourth Amended and Restated Credit Agreement, dated as of May 24, 2021, with PNC Bank, National Association, as Administrative Agent, and each of the lenders from time to time party thereto (as the same may be amended, restated, supplemented, modified, renewed, extended, replaced or refinanced from time to time to the extent permitted by the terms hereof, the “Bank Credit Agreement”), which, among other things, provides for (i) the amendment and restatement of the terms of that certain Third Amended and Restated Credit Agreement, dated September 7, 2018, by and among the Company, certain Subsidiaries of the Company party thereto, each of the lenders party thereto and PNC Bank, National Association, as Administrative Agent for the lenders, and (ii) provides for the establishment of a $900,000,000 revolving credit facility upon the terms and conditions set forth therein.

F.

The Company has requested that Prudential and the Noteholders agree to (i) amend the Existing Shelf Agreement to increase the amount of the Facility, allow for Shelf Notes under the Facility to be redrawn and extend the period during which Shelf Notes may be issued and sold pursuant thereto, (ii) amend certain other terms and provisions of the Existing Shelf Agreement, (iii) consent to the transactions contemplated by the Amended and Restated Shared Services Agreement and the Amended and Restated Intercompany Sales Agreement and (iv) release GMT and Sierra Monitor Corporation as Guarantors under the Shelf Agreement, and, subject to the terms and conditions set forth in this Agreement, Prudential and each of the Noteholders have agreed to such amendments and consent.

AGREEMENT:

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

Except as otherwise defined in this Agreement, capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Shelf Agreement.

2.	AMENDMENTS.

(a)    Subject to the satisfaction of the conditions set forth in Section 5 hereof, the Existing Shelf Agreement is hereby amended as of the Third Amendment Effective Date as follows:

(i)    The cover page and page 1 of the Existing Shelf Agreement are hereby amended by deleting each reference to “150,000,000” thereon and inserting “335,000,000” in lieu thereof.

(ii)    Section 3.1 (Authorization of Issue of Shelf Notes) of the Existing Shelf Agreement is hereby amended by deleting the reference to “$150,000,000” therein and inserting “up to $335,000,000” in lieu thereof.

(iii)    The third sentence of Section 3.2(a) (Facility) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“At any time, the aggregate principal amount of Shelf Notes stated in Section 3.1 (including the equivalent in Applicable Currencies), minus the aggregate principal amount of Notes purchased and sold pursuant to this Agreement (including, without limitation, the Series A Notes and the Series B Notes) prior to such time and outstanding at such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. For the avoidance of doubt, the Available Facility Amount shall be increased by the principal amount of any Series A Notes, Series B Notes or other outstanding Series of Shelf Notes which is repaid or prepaid prior to the expiration of the Issuance Period.”

(iv)    Section 3.2(b) (Issuance Period) of the Existing Shelf Agreement is hereby amended by deleting the reference to “September 7, 2021” in clause (i) thereof and inserting “May 24, 2024” in lieu thereof.

(v)    Section 4.2 (Facility Closings) of the Existing Shelf Agreement is hereby amended by deleting the reference to “Prudential Capital Group” and inserting “Prudential Private Capital” in lieu thereof.

(vi)    Section 5.4(b) (Opinions of Counsel) of the Existing Shelf Agreement is hereby amended by deleting the reference to “Morgan, Lewis & Bockius LLP” and inserting “Akin Gump Strauss Hauer & Feld LLP” in lieu thereof.

(vii)    Section 8.1 (Financial and Business Information) of the Existing Shelf Agreement is hereby amended by deleting the period at the end of clause (m) thereof, inserting “; and” in lieu thereof and inserting a new clause (n) immediately thereafter to read as follows:

“(n)    MSA Affiliate Transaction Documents Amendments – prior to entering into any amendment, supplement or other modification to any MSA Affiliate Transaction Document, notice of any such amendment, together with a copy thereof.”

(viii)    Section 8.2 (Officer’s Certificate) of the Existing Shelf Agreement is hereby amended by amending and restating the lead-in language in the first sentence of such section to read as follows:

“Within fifteen (15) days of the delivery of each set of financial statements to Prudential or a holder of Notes pursuant to Section 8.1(a), and concurrently with the delivery of each set of financial statements to Prudential or a holder of Notes pursuant to Section 8.1(b), the Company shall deliver a certificate of a Senior Financial Officer setting forth:”

(ix)    Section 10.9 (Most Favored Lender) of the Existing Shelf Agreement is hereby amended and restated in its entirety as follows:

“10.9    Most Favored Lender.

(a)    If at any time the Bank Credit Agreement, the NYL Note Facility or any other agreement evidencing Material Indebtedness shall include any financial covenant, undertaking, restriction, event of default or other provision (or any thereof shall be amended or otherwise modified) that provides for limitations on or measures of indebtedness, interest expense, fixed charges, net worth, stockholders’ equity or total assets, changes in control of the Company or transfers of interests in assets of the Company or any Subsidiary (however expressed and whether stated as a ratio, as a fixed threshold, as an event of default or otherwise) and such covenant, undertaking, restriction, event of default or provision is not contained in this Agreement or would be more beneficial to the holders of Notes than any analogous covenant, undertaking, restriction, event of default or provision contained in this Agreement (any such covenant, undertaking, restriction, event of default or provision, an “Additional Covenant”), then the Company shall provide a Most Favored Lender Notice to the holders of Notes. Thereupon, unless waived in writing by the Required Holders within five (5) Business Days of receipt of such notice by the holders of the Notes, such Additional Covenant (including any associated cure period) shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Additional Covenant became effective under the Bank Credit Agreement, the NYL Note Facility or such other agreement evidencing any Material Indebtedness, as applicable. Thereafter, upon the request of any holder of a Note, the Company shall enter into any additional agreement or amendment to this Agreement reasonably requested by such holder evidencing any of the foregoing.

(b)    Any Additional Covenant (including any associated cure period) incorporated into this Agreement pursuant to this Section 10.9 (herein referred to as an “Incorporated Covenant”) (i) shall be deemed automatically amended herein to reflect any subsequent amendments made to such Additional Covenant (including any associated cure period) under the Bank Credit Agreement, the NYL Note Facility or such other agreement evidencing any Material Indebtedness, as applicable; provided that if any Default or an Event of Default then exists (including in respect of such Incorporated Covenant) and the amendment of such Additional Covenant would result in such Additional Covenant being less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time as no Default or Event of Default then exists) and (ii) shall be deemed automatically deleted from this Agreement at such time as such Additional Covenant is deleted or otherwise removed from the Bank Credit Agreement, the NYL Note Facility or such other agreement evidencing any Material Indebtedness (as applicable) or the Bank Credit Agreement, the NYL Note Facility or such other agreement evidencing any Material Indebtedness (as applicable) shall have been terminated, all commitments thereunder cancelled and all liabilities existing thereunder paid in full (other than unasserted contingent liabilities and obligations); provided that, if a Default or an Event of Default then exists (including in respect of such Incorporated Covenant), such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time as no Default or Event of Default then exists. Upon the request of the Company, the holders of Notes shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by the Company evidencing the amendment or deletion of any such Incorporated Covenant in accordance with the terms hereof. If any Person party to the Bank Credit Agreement, the NYL Note Facility or such other agreement evidencing any Material Indebtedness receives any remuneration, fee or other compensation as consideration for any amendment, waiver, modification, deletion or termination of any Additional Covenant that constitutes an Incorporated Covenant hereunder, such amendment, waiver, modification, deletion or termination shall not become effective under this Agreement unless the holders shall have received equivalent remuneration, fees or other compensation.

(c)    For the avoidance of doubt, all of the existing financial covenants in Sections 11.14, 11.15 and 11.16 as of the First Amendment Effective Date shall remain in this Agreement regardless of whether any Additional Covenants are incorporated into this Agreement. Notwithstanding anything contained in this Section 10.9, in no event shall an Incorporated Provision amend or modify any financial covenant or other provision otherwise set forth herein (excluding any Incorporated Covenant added by operation of this Section 10.9) to make such provision less restrictive as to the Company or any Subsidiary than the corresponding provision set forth in this Agreement, as amended from time to time (without giving effect to this Section 10.9).

(x)    Clause (c) of Section 11.1 (Indebtedness) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(c)    Indebtedness under (i) the Bank Credit Agreement in an aggregate principal amount not to exceed $900,000,000, and (ii) the Bank Guarantees, in each case, as the same may be extended, renewed or refinanced;”

(xi)    Clause (i) of Section 11.1(j) (Indebtedness) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(i)    The MSACL-MSA Safety Promissory Notes in an aggregate principal amount not to exceed $111,740,460.00, and”

(xii)    Clause (a) of Section 11.2 (Liens) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(a) grant any Liens securing Indebtedness outstanding under or pursuant to (x) the Bank Credit Agreement, (y) the NYL Note Facility or (z) any other agreement evidencing Material Indebtedness, in each case, unless and until the Notes (and any Guaranty delivered in connection therewith) shall be substantially concurrently secured equally and ratably with such Indebtedness pursuant to documentation in form and substance satisfactory to the Required Holders, or”

(xiii)    The first sentence of Section 11.3 (Guaranties) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“The Company shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (a) Guaranties of Indebtedness of the Obligors and their respective Subsidiaries permitted under Section 11.1, (b) Guaranties that are in existence on the Restatement Effective Date and set forth on Schedule 11.3 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 11.3), (c) Guaranties of obligations that do not constitute Indebtedness of (i) Obligors and (ii) Foreign Borrowers (as defined in the Bank Credit Agreement), and (d) any unsecured Guaranty (including, but not limited to, Guarantees of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness in each case entered into in the ordinary course of business) not otherwise permitted by clauses (a) through (c) above, provided that the Indebtedness guaranteed under all such Guaranties at any time outstanding under this clause (d) does not exceed Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate at any time outstanding. Notwithstanding the foregoing, no Obligor shall, and no Obligor shall permit any Subsidiary to, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to the MSACL Promissory Notes (other than, for the avoidance of doubt, MSAW and MSA Safety Pittsburgh in respect of their direct obligations thereunder).”

(xiv)    Clause (i) of Section 11.4 (Loans and Investments) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(i)    Permitted MSA Loans; and”

(xv)    Clause (j) of Section 11.4 (Loans and Investments) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(j)    loans, advances and investments not otherwise permitted in clauses (a) through (i) above in Excluded Subsidiaries and Joint Ventures in an amount, measured at the time any such loan, advance or investment is made, which shall not exceed, together with any Asset Disposition described in clause (a)(iii) of the definition thereof, Seven Hundred Fifty Million Dollars ($750,000,000.00) in the aggregate at any one time outstanding, which amount shall be calculated net of any Asset Disposition from a Foreign Subsidiary to the Company or any Domestic Subsidiary.”

(xvi)    Section 11.5 (Liquidations, Mergers, Consolidations, Acquisitions) of the Existing Shelf Agreement is hereby amended by (a) deleting “; and” at the end of clause (d) thereof and inserting a period in lieu thereof, and (b) deleting clause (e) in its entirety.

(xvii)    Clause (a) of Section 11.7 (Affiliate Transactions) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(a)    MSA or any other Person in the MSA Company Group, other than (i) pursuant to the MSACL Promissory Notes, (ii) transactions pursuant to the MSA Affiliate Transaction Documents, in each case in the ordinary course of business upon fair and reasonable arms-length terms and conditions which are fully disclosed to the holders of the Notes and are in accordance with all applicable Law, and (iii) any Permitted MSA Loans, or”

(xviii)    Section 11.8 (Subsidiaries, Partnerships and Joint Ventures) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“11.8    Subsidiaries, Partnerships and Joint Ventures.

The Company shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any Subsidiaries, other than (a) any Subsidiary which has executed a Note Guarantee pursuant to Section 10.10 hereof on or prior to the Third Amendment Effective Date, (b) any Excluded Subsidiary as of the Third Amendment Effective Date, (c) any Domestic Subsidiary created, acquired or otherwise formed after the Third Amendment Effective Date in compliance with this Agreement (including, without limitation, Section 11.4), so long as, to the extent required pursuant to Section 10.10 hereof and the definition of “Additional Subsidiary Guarantor”, such Domestic Subsidiary has executed a Note Guarantee pursuant to Section 10.10 hereof; provided that, the Company shall deliver an update to Schedule 11.8 with respect to any such Domestic Subsidiary that is an Excluded Subsidiary; provided, further, that at the time such schedule update is delivered and after giving effect thereto, Domestic Subsidiaries which are Excluded Subsidiaries cannot exceed, in the aggregate for all such Subsidiaries, as of the most recent fiscal quarter of the Company, for the period of four (4) consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 8.1(b) (Annual Statements) or Section 8.1(a) (Quarterly Statements) (A) greater than ten percent (10.00%) of Consolidated EBITDA for such period or (B) greater than ten percent (10.00%) of Consolidated Total Assets as of such date, and (d) any Foreign Subsidiary created, acquired or otherwise formed after the Third Amendment Effective Date in compliance with this Agreement (including, without limitation, Section 11.4). Except as set forth in Schedule 11.8 and as permitted pursuant to Section 11.4 hereof, each of the Obligors shall not become or agree to become a party to a Joint Venture.”

(xix)    Section 11.15 (Priority Indebtedness) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“11.15    Priority Indebtedness.

The Company will not, at any time, permit Priority Indebtedness to exceed the greater of (a) $400,000,000 or (b) 15% of Consolidated Total Assets determined at such time.”

(xx)    Section 11.17 (Amendment, Etc. of Indebtedness) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“11.17.    Amendment, Etc. of Indebtedness.

The Company covenants and agrees that it shall not amend, modify or change in any manner any term or condition of any Indebtedness, including, but not limited to the Bank Credit Agreement, the NYL Note Facility, the MSACL Promissory Notes or any agreement evidencing any Material Indebtedness, except for (a) any refinancing, refunding, renewal or extension thereof permitted by Section 11.1, (b) any increase in the Indebtedness permitted under the terms of any such Indebtedness and this Agreement, or (c) changes and amendments which (i) do not materially and adversely affect the rights and privileges or the interests of the holders of Notes under this Agreement or the Notes and (ii) are not materially more restrictive on the Obligors, taken as a whole, than those set forth in this Agreement. Without limiting the foregoing, the Company covenants and agrees that it will not, and will not permit its Subsidiaries or MSA to, amend, modify or change the subordination provisions set forth in any of the MSACL Promissory Notes without the prior written consent of the Required Holders, in their sole and absolute discretion; provided that, notwithstanding anything in this Section 11.17 or elsewhere in this Agreement to the contrary, the MSACL Promissory Notes may be amended in order to subordinate such MSACL Promissory Notes to any other Indebtedness of the Obligors or their Subsidiaries that is permitted to be incurred pursuant to Section 11.1 on the same terms that such MSACL Promissory Notes are subordinated to the Notes.”

(xxi)    Clause (b) of Section 12 (Events of Default) of the Existing Shelf Agreement is hereby amended by (a) deleting the word “or” at the end of clause (i) and inserting a semicolon in lieu thereof, and (b) inserting the following at the end of such clause (b):

“(iii) any covenant contained in Section 8.1 (other than Section 8.1(c), (h), (j), (l) and (m)) and such default shall continue unremedied for a period of ten (10) days; or”

(xxii)    Clause (c) of Section 23.3 (Accounting Terms and Covenant Calculations) of the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(c)    Notwithstanding the foregoing or in the definition of “Capital Leases,” only those leases that would constitute Capital Leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or prepared, as applicable, in accordance therewith; provided, that all financial statements required to be provided hereunder shall be prepared in accordance with GAAP without giving effect to the foregoing treatment of Capital Leases.”

(xxiii)    Section 23.3 (Accounting Terms and Covenant Calculations) of the Existing Shelf Agreement is hereby amended by inserting the following new clause (g) to read as follows:

“(g)    For all purposes under the Financing Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(xxiv)    The following defined terms set forth in Schedule B (Defined Terms) to the Existing Shelf Agreement are hereby amended and restated in their entirety to read respectively as follows:

“APR Manufacturing Agreement” means the APR Manufacturing Agreement, dated as of the First Amendment Effective Date, between MSA Safety Pittsburgh and MSA.

“Asset Disposition” means any Transfer except

(a) any Transfer (i) from a Domestic Subsidiary to the Company or another Domestic Subsidiary, (ii) from a Foreign Subsidiary to the Company, a

Domestic Subsidiary or another Foreign Subsidiary, (iii) from the Company or any Domestic Subsidiary to any Foreign Subsidiary in an amount, measured at the time any such Transfer is made, which shall not exceed, together with any loans, advances and investments permitted under Section 11.4(j), $750,000,000.00 (which amount shall be calculated net of any Asset Disposition from a Foreign Subsidiary to the Company or a Domestic Subsidiary), in each case, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Event of Default or Default exists, or (iv) pursuant to the Amendment Date Reorganization, and in the case of any Transfer described in clause (i), (ii) or (iii) above, immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Event of Default or Default exists;

(b)    any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer used or useful in the operation of the business of the Company or any of its Subsidiaries or that are obsolete;

(c)    any Transfer by the Company or any Subsidiary constituting a Permitted Investment;

(d)    non-exclusive licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property of the Company or any of its Subsidiaries in the ordinary course of business;

(e)    dispositions or discounts without recourse of accounts receivables in connection with the compromise or collection thereof in the ordinary course of business; and

(f)    leases and sub-leases and licenses and sub-licenses of property in the ordinary course of business.

“Bank Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of May 24, 2021, by and among the Company, each of the other borrowers from time to time party thereto, each of the guarantors from time to time party thereto, each of the Bank Lenders from time to time party thereto and PNC Bank, National Association, as Administrative Agent, amending and restating the terms of that certain Third Amended and Restated Credit Agreement, dated as of September 7, 2018, by and among the Company, each of the other borrowers from time to time party thereto, each of the guarantors party thereto, each of the Bank Lenders party thereto and PNC Bank, National Association, as Administrative Agent), as the same may be amended, restated, supplemented, modified, renewed, extended, replaced or refinanced from time to time to the extent permitted by the terms hereof.”

“Bank Guaranties” means each Guaranty by any Subsidiary of the Company of the obligations of the Company or the other Borrowers under the Bank Credit Agreement.”

“IP License Agreement” means that certain Amended and Restated Intellectual Property License Agreement, dated as of the First Amendment Effective Date, between MSA and MTL.

“Most Favored Lender Notice” means a written notice from the Company to each of the holders of the Notes delivered promptly, and in any event within ten (10) Business Days after the inclusion of any Additional Covenant in the Bank Credit Agreement, the NYL Note Facility or the documentation evidencing any other Material Indebtedness, as applicable (including by way of amendment or other modification of any existing provision thereof), pursuant to Section 10.9 by a Senior Financial Officer in reasonable detail, including reference to Section 10.9, a verbatim statement of such Additional Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

“MSA Affiliate Transaction Documents” means, collectively, the Shared Services Agreement, the Tax Sharing Agreement, the APR Manufacturing Agreement, the Intercompany Sales Agreement, the R&D Agreement, the Transition Services Agreement and the IP License Agreement, each as in effect as of the date of such MSA Affiliate Transaction Document, or as thereafter amended, supplemented or otherwise modified so long as such amendment, supplement or modification (x) is not disadvantageous to the Purchasers as compared to the original agreement as in effect on such date and (y) is permitted by, and in accordance with, the MSA Governing Documents.

“Net Leverage Ratio” means, as of the end of any date of determination, the ratio of (a) the difference of (i) Consolidated Funded Indebtedness of the Company and its Subsidiaries on such date minus (ii) 100% of unencumbered cash of the Company and its Subsidiaries on such date in excess of $20,000,000.00 to (b) Consolidated EBITDA (i) for the period equal to the four (4) consecutive fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the period equal to the four (4) consecutive fiscal quarters most recently ended if such date is not a fiscal quarter end.

“R&D Agreement” means the Research and Development Agreement, dated as of the First Amendment Effective Date, between MSA and MIL.

“Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity of which more than fifty percent (50.00%) of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries; provided that notwithstanding the provisions of this definition or anything else in this Agreement to the contrary, MSA and each other Person in the MSA Company Group shall be deemed not to be a Subsidiary, directly or indirectly, of the Company for purposes of this Agreement. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement, dated as of the First Amendment Effective Date, among the Company, MSA and each of the subsidiaries that is or may become part of a Parent Group (as defined in that agreement).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the First Amendment Effective Date, among MSA, MSA Safety Pittsburgh and MSA Safety Sales.

(xxv)    Schedule B (Defined Terms) to the Existing Shelf Agreement is hereby amended by inserting the following new definitions in their correct alphabetical order:

“Material Indebtedness” means Indebtedness of the Obligors or their Subsidiaries in the form of (i) senior unsecured notes issued in a Rule 144A or other private placement transaction (whether incurred pursuant to one or more series or issuances of such notes) or (ii) syndicated credit facilities, in each case in a principal amount in excess of $100,000,000.00.

“Permitted MSA Loans” means loans made by the Company to MSA in an amount not to exceed $100,000,000 in the aggregate at any time outstanding; provided that such loans (i) are documented pursuant to a promissory note, loan agreement or other appropriate documentation as reasonably determined by an Authorized Officer of each of the Company and MSA, (ii) follow all corporate formalities, including approval by the respective boards of directors or other governing body of each of the Company and MSA, (iii) are made upon fair and reasonable arms-length terms and conditions which are fully disclosed to the holders of Notes, and (iv) are in accordance with all applicable Law; provided further that the proceeds of such loans are used exclusively by MSA to finance acquisitions and related expenses.

“Third Amendment Effective Date” means May 24, 2021.

(xxvi)    Schedule 6.2 (Subsidiaries) to the Existing Shelf Agreement is hereby amended and restated in its entirety to read as set forth on Annex A attached hereto.

(xxvii)    Schedule 11.8 (Excluded Subsidiaries) to the Existing Shelf Agreement is hereby amended and restated in its entirety to read as set forth on Annex B attached hereto.

(b)    Subject to the satisfaction of the conditions set forth in Section 5 hereof, the Existing Shelf Agreement is hereby amended effective as of October 1, 2020 as follows:

(i)    The definition of “Intercompany Sales Agreement” set forth in Schedule B (Defined Terms) to the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“Intercompany Sales Agreement” means the Amended and Restated Intercompany Sales and Licensing Agreement, dated as of October 1, 2020, by and among MSA, MSA Safety Pittsburgh, MTL, General Monitors, Inc. and MSA Safety Sales.

(ii)    The definition of “Shared Services Agreement” set forth in Schedule B (Defined Terms) to the Existing Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“Shared Services Agreement” means that certain Amended and Restated Shared Services Agreement, dated as of October 1, 2020, by and among MSAW, MSA, the Company, General Monitors, Inc., MTL, MIL, Safety io, LLC, MSA Safety Pittsburgh, MSA Safety Sales, Globe Holding Company, LLC, Globe Manufacturing Company, LLC, Globe Cares, LLC, and Sierra Monitor Corporation.

3.	CONSENT.

Subject to the satisfaction of the conditions set forth in Section 5 hereof, the holders of the Notes hereby consent (collectively, the “Consent”) to the following:

(a)    the amendment and restatement of the Intercompany Sales Agreement and the Shared Services Agreement (as such terms are defined in the Existing Shelf Agreement), effective as of October 1, 2020, on the terms and in the forms set forth in the Amended and Restated Intercompany Sales Agreement and the Amended and Restated Shared Services Agreement, respectively;

(b)    the liquidation and dissolution of Senscient, Inc., a Delaware corporation (“Senscient”), effective as of November 20, 2020, so long as the assets of Senscient are (or have been) distributed to MSA Advanced Detection, LLC, Senscient’s parent and a Guarantor under the Financing Documents;

(c)    the release and discharge of each of Senscient and GMT as a Guarantor under their respective Note Guarantees, each dated as of September 7, 2018, in favor of the Noteholders and as a party to the Intercompany Subordination Agreement, and the termination of Senscient’s Note Guarantee as a result of the liquidation and dissolution of Senscient, and the termination of GMT’s Note Guarantee from and after the Third Amendment Effective Date; and

(d)    the release and discharge of Sierra Monitor Corporation as a Guarantor under that certain Note Guarantee, dated as of October 17, 2019, in favor of the Noteholders and as a party to the Intercompany Subordination Agreement, and the termination of Sierra Monitor Corporation’s Note Guarantee from and after the Third Amendment Effective Date.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce Prudential and the Noteholders to enter into this Agreement, and to agree to the Amendments and the Consent, the Company represents and warrants that:

(a)	Organization; Power and Authority.

Each Obligor is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, except where the failure to be licensed or qualified would not reasonably be expected to have a Material Adverse Effect. Each Obligor has the necessary corporate, partnership or limited liability company power and authority to execute and deliver this Agreement and to perform the provisions hereof.

(b)	Authorization, etc.

This Agreement has been duly authorized by all necessary corporate, partnership or limited liability company action on the part of the Obligors, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Obligors, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar, laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)	No Defaults.

No Default or Event of Default has occurred and is continuing, either before or after giving effect to the Amendments and the Consent.

(d)	Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be obtained by the Company or the Guarantors in connection with the execution, delivery or performance by the Company or the Guarantors of this Agreement.

(e)	No Amendment, Waiver or Consent Fees.

No fee or other consideration has been paid, is payable or will be paid, directly or indirectly, by the Company to any Person party to the Bank Credit Agreement or the NYL Note Facility (or any agent for any such Person), as an inducement to such Person’s execution and delivery of (i) that certain letter agreement, dated October 1, 2020, among the Company, PNC Bank, National Association, as administrative agent, and the lenders party thereto, amending the Bank Credit Agreement (the “Bank Credit Agreement Consent”), or (ii) except as previously disclosed in writing to Prudential, the Bank Credit Agreement (as amended and restated on the Third Amendment Effective Date), or (iii) that certain letter agreement dated as of May 21, 2021 by and between the Company and NYL Investors LLC amending the NYL Note Facility (the “NYL Note Facility Consent”), or any related amendment, waiver or consent to or under any other loan agreement, note purchase agreement, indenture or other agreement evidencing any other Indebtedness of the Company.

(f)	Effect of Amendments and Consent; Guarantors.

(i)    The Existing Shelf Agreement as hereby amended shall continue in full force and effect.

(ii)    Each Guarantor required to guarantee the Notes pursuant to Section 10.10 of the Shelf Agreement has executed and delivered to the Noteholders a Note Guarantee in favor of the holders from time to time of the Notes, and such Note Guarantees are in full force and effect.

(g)	No Litigation.

There is no litigation, investigation or proceeding before or by any arbitrator or Governmental Authority which is continuing or threatened against any Obligor or against the officers or directors of any Obligor (a) in connection with this Agreement and the other documents, instruments and agreements executed in connection herewith, or (b) except as disclosed in the Company’s Annual Reports or Quarterly Reports filed with the Securities and Exchange Commission prior to the First Amendment Effective Date (which such documents are filed for public availability on the EDGAR website), which could reasonably be expected to result in a Material Adverse Effect.

(h)	Existing Representations and Warranties.

All representations and warranties set forth in the Shelf Agreement are true and correct on the date hereof as if made again on and as of the date hereof (except those, if any, which by their terms specifically relate only to an earlier date).

5.	CONDITIONS PRECEDENT.

Upon the satisfaction of the following conditions precedent in a manner reasonably satisfactory to Prudential and the Required Holders (the date of such satisfaction, the “Third Amendment Effective Date”), the Amendments and the Consent shall be effective as of the dates specified in Section 2 hereof (in the case of the Amendments) or Section 3 hereof (in the case of the Consent):

(a)	Execution and Delivery of this Agreement.

All parties hereto shall have executed and delivered a counterpart of this Agreement.

(b)	Related Documentation.

Prudential and the Noteholders shall have received fully executed copies of the following, each in form and substance satisfactory to Prudential and the Required Holders and in full force and effect as of the Third Amendment Effective Date:

(i)    the Bank Credit Agreement;

(ii)    the Bank Credit Agreement Consent;

(iii)    the NYL Note Facility Consent;

(iv)    the Amended and Restated Intercompany Sales Agreement;

(v)    the Amended and Restated Shared Services Agreement; and

(vi)    such other documents in connection with the transactions contemplated by this Agreement as Prudential or the Required Holders or their counsel may reasonably request.

(c)	Costs and Expenses.

The Company shall have paid all costs and reasonable expenses of the Noteholders relating to this Agreement due on the execution date hereof in accordance with Section 6(f) hereof (including, without limitation, any reasonable attorney’s fees and disbursements).

(d)	Closing Certificate.

Prudential and the Noteholders shall have received an Officer’s Certificate of the Company, dated as of the Third Amendment Effective Date, (i) certifying that the representations and warranties set forth in Section 6 of the Shelf Agreement are true and correct in all material respects as of the Third Amendment Effective Date (in the case of Section 6.2 of the Shelf Agreement, after giving effect to the amendments to Schedule 6.2 provided for herein), except to the extent such representations and warranties were made as of a date certain, in which case such representations and warranties shall be true and correct in all material respects as of such date; provided that, if a representation and warranty or covenant is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty or covenant for purposes of this Section 5(d), and (ii) certifying that no Default or Event of Default has occurred and is continuing, either before or after giving effect to the Amendments and the Consent.

(e)	Proceedings Satisfactory.

Prudential, the Noteholders and their special counsel shall have received copies of such documents and papers (whether or not specifically referred to above in this Section 5) as they may have reasonably requested prior to such date and such documents shall be in form and substance satisfactory to them.

6.	MISCELLANEOUS.

(a)	Effect of Amendments and Consent.

Except as expressly provided herein, (i) no terms or provisions of any agreement are modified, waived or changed by this Agreement, (ii) the terms of this Agreement shall not operate as a waiver by Prudential or any of the holders of the Notes of, or otherwise prejudice any of their respective rights, remedies or powers under, the Existing Shelf Agreement or any other Financing Document, or under any applicable law and (iii) the terms and provisions of the Existing Shelf Agreement and the other Financing Documents shall continue in full force and effect.

(b)	Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

(c)	Section Headings, etc.

The titles of the Sections appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words “herein,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not to any particular Section or other subdivision.

(d)	Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE- OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(e)	Waivers and Amendments.

Neither this Agreement nor any term hereof may, be amended, changed, waived, discharged or terminated, except by written consent of the Company, Prudential and the Required Holders (or such other percentage of the holders of the Notes as may otherwise be required to amend the Shelf Agreement in accordance with Section 18 thereof).

(f)	Costs and Expenses.

Whether or not the Amendments and the Consent become effective, the Company confirms its obligations under Section 16 of the Existing Shelf Agreement and agrees that, on the execution date hereof (or if an invoice is delivered subsequent to such date or if the Amendments and the Consent do not become effective, promptly, and in any event within 10 days of receiving any statement or invoice therefor), the Company will pay all out-of-pocket fees, costs and expenses reasonably incurred by the Noteholders relating to this Agreement, including, but not limited to, the statement for reasonable fees and disbursements of Akin Gump Strauss Hauer & Feld LLP, special counsel to the Noteholders, presented to the Company on or before the execution date hereof. The Company will also promptly pay (in any event within 10 days), upon receipt of any statement thereof, each additional statement for reasonable fees and disbursements of special counsel to the Noteholders rendered after the execution date hereof in connection with this Agreement.

(g)	Execution in Counterpart.

This Agreement may be executed in any number of counterparts (including those transmitted by electronic transmission (including, without limitation, facsimile and e-mail)), all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page by facsimile or electronic transmission (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) shall be as effective as delivery of a manually signed counterpart hereof.

(h)	Entire Agreement.

This Agreement constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

(i)	Company Ratification.

The Company hereby confirms, ratifies and agrees that the Financing Documents executed by it continue to be valid and enforceable against it in accordance with their respective terms as of the date hereof.

(j)	Reaffirmation of Note Guarantees and Intercompany Subordination Agreement.

Each of the Guarantors (other than GMT and Sierra Monitor Corporation) hereby (i) consents to this Agreement and the transactions contemplated hereby, (ii) confirms its obligations under the terms of the Note Guarantee to which it is a party and the Intercompany Subordination Agreement, (iii) acknowledges that such Note Guarantee continues in full force and effect in respect of, and to secure, the obligations under the Shelf Agreement, the Notes and the other Financing Documents, (iv) acknowledges that its obligations and liabilities under the Intercompany Subordination Agreement continue to be in full force and effect, and (v) acknowledges that, as of the Third Amendment Effective Date, it has no defense, offset, counterclaim, right of recoupment or independent claim against the Noteholders with respect to such Note Guarantee, the Intercompany Subordination Agreement, the Shelf Agreement, the Notes or otherwise.

[Remainder of page intentionally left blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by a duly authorized officer or agent thereof, as the case may be, as of the date first above written.

MSA SAFETY INCORPORATED

By:	/s/ Kenneth D. Krause
Name:	Kenneth D. Krause
Title:	Senior Vice President, Chief Financial Officer
and Treasurer

GUARANTORS:

GENERAL MONITORS, INC.

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	Vice President

MSA WORLDWIDE, LLC

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	Assistant Treasurer

MSA ADVANCED DETECTION, LLC

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	Vice President

MSA SAFETY DEVELOPMENT, LLC

By:	/s/ Richard W. Roda
Name:	Richard W. Roda
Title:	Secretary

MSA TECHNOLOGY, LLC

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	Vice President

MSA INNOVATION, LLC

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	Vice President

SAFETY IO, LLC

By:	/s/ Richard W. Roda
Name:	Richard W. Roda
Title:	Secretary

MSA SAFETY SALES, LLC

By:	/s/ Richard W. Roda
Name:	Richard W. Roda
Title:	Vice President and Secretary

MSA SAFETY PITTSBURGH MANUFACTURING, LLC

By:	/s/ Richard W. Roda
Name:	Richard W. Roda
Title:	Vice President and Secretary

MSA INTERNATIONAL, LLC

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	President

GLOBE HOLDING COMPANY, LLC

By:	/s/ James M. Daugherty
Name:	James M. Daugherty
Title:	Vice President

PRUDENTIAL:

PGIM, INC.

By:	/s/ Julie Langdon
Name:	Julie Langdon
Title:	Vice President

NOTEHOLDERS:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Julie Langdon
Name:	Julie Langdon
Title:	Vice President

ZURICH AMERICAN INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	/s/ Julie Langdon
	Name:	Julie Langdon
	Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	PGIM, Inc.
as Investment Advisor

	By:	/s/ Julie Langdon
	Name:	Julie Langdon
	Title:	Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Julie Langdon
Name:	Julie Langdon
Title:	Assistant Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:	PGIM, Inc.
as Investment Advisor

	By:	/s/ Julie Langdon
	Name:	Julie Langdon
	Title:	Vice President

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY

By:	PGIM, Inc.
as Investment Advisor

	By:	/s/ Julie Langdon
	Name:	Julie Langdon
	Title:	Vice President

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.

By:	Prudential Investment Management Japan Co., Ltd., as Investment Manager

	By:	PGIM, Inc.
as Sub-Advisor

		By:	/s/ Julie Langdon
		Name:	Julie Langdon
		Title:	Vice President

ANNEX A

TO

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED

MULTI-CURRENCY NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

Schedule 6.2

Subsidiaries

[See Attached]

[list of Subsidiaries omitted]

ANNEX B

TO

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED

MULTI-CURRENCY NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

Schedule 11.8

Excluded Subsidiaries

[See Attached]

[list of Excluded Subsidiaries omitted]